Exhibit D19

                      Substitution and Assumption Agreement

      AGREEMENT made this 13th day of October by and among Standish International Management Company, LLC, ("SIMCO"), Standish, Ayer & Wood, Inc. ("SAW") and Standish, Ayer & Wood Investment Trust (the "Trust"), on behalf of Standish International Small Cap Fund (the "Fund").

      WHEREAS, each of SIMCO and SAW are investment advisers registered with the Securities and Exchange Commission ("SEC") under the Investment Advisers Act of 1940, as amended;

      WHEREAS, the Trust is an investment company registered with the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Fund is a series of the Trust;

      WHEREAS, SIMCO and the Trust, on behalf of the Fund, are parties to an investment advisory agreement dated February 1, 2000 (the "Agreement") pursuant to which SIMCO serves as investment adviser to the Fund;

      WHEREAS, SIMCO wishes to assign its rights under the Agreement to SAW, the sole member of SIMCO, and in consideration thereof SAW agrees to assume all of SIMCO's duties, obligations and liabilities arising under the Agreement, so as to substitute SAW for SIMCO as investment adviser to the Fund;

      WHEREAS, because SAW is the sole member of SIMCO, SAW controls SIMCO exclusively and all of SIMCO's investment personnel are investment personnel of SAW, the proposed substitution and assumption does not result in any actual change of control or management of the Fund's investment adviser and, thus, does not constitute an "assignment" (within the meaning of that term under the 1940
Act) of the Agreement causing the Agreement to terminate automatically under the 1940 Act; and

      WHEREAS, the Trust, on behalf of the Fund, consents to foregoing:

      NOW THEREFORE, the parties agree as follows:

      1. SIMCO hereby assigns all of its rights arising under the Agreement to SAW, and SAW hereby assumes all of SIMCO's duties, obligations and liabilities under the Agreement, in each case with the effect that SAW shall be substituted for SIMCO for all purposes under the Agreement.

      2. The Trust, on behalf of the Fund, agrees to such substitution and assumption.

      3. The Agreement shall otherwise remain in full force and effect in all respects.

      IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date indicated above.

STANDISH, AYER & WOOD                             STANDISH INTERNATIONAL
INVESTMENT TRUST                                  MANAGEMENT COMPANY, LLC
on behalf of Standish International Small Cap
Fund


                                                  By: /s/ D. Barr Clayson
                                                      -------------------
By: /s/ Anne P. Herrmann
    --------------------
                                                  STANDISH, AYER & WOOD, INC.


                                                  By: /s/ James E. Hollis III
                                                     ------------------------